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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                           WEST BANCORPORATION, INC.
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                              (Name of Issuer)


                          Common Stock - No Par Value
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                       (Title of Class of Securities)

                                   95123P106
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                                 (CUSIP Number)

                               December 31, 2003
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 95123P106
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        The Jay Newlin Trust  42-6267990
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ] Not Applicable
               -----------------------------------------------------------------
        (b) [ ] Not Applicable
               -----------------------------------------------------------------
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        State of Iowa
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     Number of             5.      Sole Voting Power

      Shares                       945,082
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      Not Applicable
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     Not Applicable
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   945,082
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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        945,082
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 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        Not Applicable
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 11.    Percent of Class Represented by Amount in Row (9)

        5.9%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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Item 1(a)   Name of Issuer:

              West Bancorporation, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

              1601 22nd Street
              West Des Moines, IA  50265-1474

Item 2(a)   Name of Person Filing:

              The Jay Newlin Trust

Item 2(b)   Address of Principal Business Office, or, if none, Residence:

              6165 NW 86th Street #114
              Johnston, IA  50131-2240

Item 2(c)   Citizenship or Place of Organization:

              Iowa

Item 2(d)   Title of Class of Securities:

              Common - No Par Value

Item 2(e)   CUSIP Number:

              95123P106

Item 3 If this statement is filed pursuant to Section 240.13d-1(b) or Section 240.13d-2(b) or (c), check whether the person filing is a:

              Not Applicable

Item 4      Ownership:

              (a)  Amount Beneficially Owned:                           945,082

              (b)  Percent of Class:                                        5.9%

              (c)  Number of shares as to which the person has:

                     (i)  Sole power to vote or to direct
                          the vote                                      945,082

                    (ii)  Shared power to vote or to direct
                          the vote                               Not Applicable

                   (iii)  Sole power to dispose or to direct
                          the disposition of:                    Not Applicable

                    (iv)  Shared power to dispose or to direct
                          the disposition of:                           945,082

Item 5      Ownership of Five Percent or Less of a Class:

              Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Not Applicable

Item 8      Identification and Classification of Members of the Group:

              Not Applicable

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Item 9       Notice of Dissolution of Group:

               Not Applicable

Item 10      Certification:

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       4
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 12, 2004
                                              ---------------------------------
                                                            Date


                                              /s/ Vesta N. Hansen
                                              ---------------------------------
                                                          Signature


                                              Vesta N. Hansen, Managing Trustee
                                              ---------------------------------
                                                          Name/Title


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